EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-118976 of Noble Energy, Inc. on Form S-8 of our report relating to the statement of net assets available for benefits as of December 31, 2013 of the Noble Energy, Inc. 401(K) Plan (the Plan) dated May 28, 2014, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2014.

/s/ McConnell & Jones LLP
Houston, Texas
June 17, 2015